UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2022

TreeHouse Foods, Inc.
(Exact name of registrant as specified in charter)

Commission File Number: 001-32504

Delaware		20-2311383
(State or Other Jurisdiction of Incorporation)		(IRS Employer Identification No.)

2021 Spring Road Suite 600
Oak Brook	IL	60523
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (708) 483-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	THS	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2022, as part of its efforts to retain and incentivize executive officers that are key to leading its ongoing successful transformation and further align their interests with those of long-term stockholders, TreeHouse Foods, Inc. (the “Company”) made grants to certain of the Company’s named executive officers and certain other executive officers of performance-based restricted stock units (the “PBRSU Awards”) and non-statutory stock options (the “Option Awards”) under the TreeHouse Foods, Inc. Equity and Incentive Plan.

PBRSU Awards

The PBRSU Awards are eligible to become earned based on the Company’s absolute annualized total shareholder return (“TSR”) relative to the annualized TSR of the S&P Food & Beverage Select Industry Index (the “Index”) over a two-year performance period beginning on the date of grant. In the event the Company’s annualized TSR is greater than the annualized TSR of the Index, 0% to 450% of the target units may be earned based on a threshold absolute annualized TSR of 6.5% and a maximum absolute annualized TSR of 24.3%. In the event the Company’s annualized TSR is less than the annualized TSR of the Index, 0% to 338% of the target units may be earned based on a threshold absolute annualized TSR of 6.5% and a maximum absolute annualized TSR of 24.3%.

Generally, the PBRSU Awards require continued employment through the end of the performance period; however, in the event of an officer’s death or disability or a termination without cause, a pro-rata portion of the units will remain outstanding and subject to become earned based on actual achievement of the performance goals described above. In addition, shares issued in settlement of the LPU Award granted to Mr. Oakland are subject to a mandatory holding period through the third anniversary of the date of grant.

In consideration for the PBRSU Awards, each officer must agree to an employee non-solicitation covenant extending for 18 months following the officer’s termination of employment and Mr. Oakland must agree to a non-competition covenant extending for the 12 months following the termination of his employment or the vesting and settlement of the LPU Award.

The total target award values for the PBRSU Awards granted to the Company’s named executive officers are: Mr. Oakland, $3,600,000; Mr. Kelley, $794,475; Ms. Waterman, $693,000; and Mr. Fleming, $600,000. These award values have been translated into a number of performance share units based on the closing price of the Company’s stock on the New York Stock Exchange on the date of grant.

Option Awards

The Option Awards are premium priced awards, with an exercise price equal to 110% of the closing price of the Company’s stock on the New York Stock Exchange on the date of grant. Subject to the officer’s continued employment, the Option Awards vest as to one-third on the second anniversary of the date of grant and as to two-thirds on the third anniversary of the date of grant; however, in the event of the officer’s death or disability, the Option Award will become fully vested and exercisable. The Option Awards have a 10-year term, subject to earlier expiration in the event of a termination of employment.

In consideration for the Option Awards, each officer must agree to an employee non-solicitation covenant extending for 18 months following the officer’s termination of employment.

The award values for the Option Awards granted to the Company’s named executive officers are: Steven Oakland, $2,400,000; William J. Kelley Jr., $529,650; Kristy N. Waterman, $462,000; and Mark A. Fleming, $400,000. These award values have been translated into a number of stock options using a Black-Scholes valuation model as of May 4, 2022.

The foregoing summaries of the PBRSU Awards and Option Awards are qualified in their entirety by reference to the full text of the applicable award agreements, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 hereto and are incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits
(d)Exhibit

Exhibit Number	Exhibit Description

10.1	TreeHouse Foods, Inc. 2022 Non-Statutory Stock Option Agreement
10.2	TreeHouse Foods, Inc. 2022 Performance-Based Restricted Share Unit Award Agreement - ELT
10.3	TreeHouse Foods, Inc. 2022 Performance-Based Restricted Share Unit Award Agreement - CEO
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TreeHouse Foods, Inc.

Date:	May 18, 2022	By:	/s/ Kristy N. Waterman
Kristy N. Waterman

Executive Vice President, Chief Human Resources Officer, General Counsel, and Corporate Secretary